Exhibit 3.1

GAMESTOP CORP.

BY-LAW AMENDMENT

            Article III, Section 3 of the Amended and Restated By-laws of GameStop Corp. is hereby amended and restated to read in its entirety as follows:

            “SECTION 3.  Nominations of Directors; Election.  (a)  Nominations for the election of directors may be made by the Board or a committee appointed by the Board, or by any stockholder of the Corporation entitled to vote generally in the election of directors who complies with the procedures set forth in this Section 3.  Directors shall be at least 21 years of age.  Directors need not be stockholders.

(b)  All nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Corporation.  To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  To be in proper written form, such stockholder’s notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice, the (x) name and address, as they appear on the Corporation’s books, of such stockholder and (y) the class and number of shares of the Corporation which are beneficially owned by such stockholder.  At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

            (c)  At any meeting of stockholders for the election of one or more directors at which a quorum is present, each director shall be elected by vote of a majority of the votes cast with respect to the director, provided that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election.  For purposes of this Section 3(c), a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director.  Votes cast shall not include (i) a share whose ballot is marked as “withheld”, (ii) a share otherwise present at the meeting but for which there is an abstention, and (iii) a share otherwise present at the meeting as to which the shareholder gives no authority or direction.  If a director then serving on the Board does not receive the required majority, the director shall tender his or her resignation to the Board.  Within ninety (90) days after the date of the certification of election results, the Nominating and Corporate Governance Committee (the “Governance Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on the tendered resignation, taking into account the Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it.  The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director who tenders his or her resignation shall not participate in the recommendation of the Governance Committee or the decision of the Board with respect to such resignation.  For the avoidance of doubt, if such resignation is accepted by the Board, the Board may fill such vacancy in accordance with the provisions of paragraph (c) of Article FIFTH of the Certificate of Incorporation.”